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                       January 19, 2024

       Taylor Zhang
       Chief Financial Officer
       TenX Keane Acquisition
       420 Lexington Ave Suite 2446
       New York, NY 10170

                                                        Re: TenX Keane
Acquisition
                                                            Schedule 14A
Preliminary Proxy Statement
                                                            Filed December 28,
2023
                                                            File No. 001-41534

       Dear Taylor Zhang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences
       cc:                                              Tammara Fort, Esq.